EXHIBIT 4.1

LPL FINANCIAL HOLDINGS INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Section 1. Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

Section 2. Purpose of Plan

The Plan is intended to enable Eligible Employees of LPL and its Subsidiaries to use payroll deductions to purchase shares of Stock, and thereby acquire an interest in the future of LPL. The Plan is intended to qualify under Code Section 423 and to be exempt from the application and requirements of Code Section 409A, and is to be construed accordingly.

Section 3. Options to Purchase Stock

Subject to adjustment pursuant to Section 16 of this Plan, the maximum aggregate number of shares of Stock available for sale pursuant to the exercise of Options granted under the Plan to Eligible Employees or in connection with the reinvestment of Participants’ cash dividends pursuant to Section 9 of the Plan shall be 1,000,000 shares of Stock, increased annually by a number of shares of Stock equal to the lesser of (a) 200,000 shares of Stock or (b) a number determined by the Board. Subject to the terms of the Plan, any amendments made to the Plan, or termination of the Plan by the Board, such annual increases shall occur automatically on January 1 of each year the Plan is in effect, beginning in 2013 and ending in 2021.

The shares of Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock, Treasury Stock, or Stock acquired in an open-market transaction, all as the Board may determine. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares of Stock subject to such Option shall again be available for sale pursuant to the exercise of Options under the Plan.

Section 4. Eligibility

Subject to Section 13, and any exceptions and limitations set forth in (a) and (b) below, or as may be provided elsewhere in the Plan, each Employee who is employed by the Company as of the first day of an Enrollment Period will be eligible to participate in the Plan; provided, that no Employee will be eligible to participate in the Plan if:

(a) Such Employee’s regular earnings (i.e., base salary) from the Company for the prior year exceeded $200,000 (or, if higher, the “compensation” taken into account for purposes of determining that the Employee is a highly compensated employee under Code Section 414(q)); or

(b) Such Employee is subject to the disclosure requirements of Section 16(a) of the Exchange Act.

Section 5. Method of Participation

The Plan shall generally be implemented by a series of “Offering Periods.” Unless otherwise determined by the Administrator, the Offering Periods shall be three (3) month periods and will commence on the first day of the payroll period occurring on or near February 10, May 19, August 11 and November 3 of each year provided, that the Initial Offering Period under the Plan may commence on some other date, as the Administrator may specify, and provided further, that the next Offering Period following the Initial Offering Period will commence on such date as the Administrator may specify, and may or may not follow immediately after the Initial Offering Period ends. Each Offering Period will have only one Purchase Date, which will occur on the payroll date that occurs after last day of each Offering Period.

Preceding each Offering Period there will be an Enrollment Period specified by the Administrator, during which Eligible Employees (determined as of the first date of an Enrollment Period) may elect to become a Participant in the Plan by executing and delivering a payroll deduction authorization in accordance with Section 7 by the last day of an Enrollment Period (the “Enrollment Deadline”). Any Eligible Employee who so elects will thereby become a Participant on the first day of such Offering Period and shall remain a Participant with respect to subsequent Offering Periods until his or her participation is terminated as provided in the Plan.

The Administrator may change the Offering Periods, Purchase Dates, Purchase Price, and Enrollment Periods and may change the duration of any Offering Periods or Enrollment Periods without shareholder approval.

Section 6. Option Grant

Each person who is a Participant on the first day of an Offering Period will automatically be granted as of such day and for such Offering Period an Option entitling the Participant to acquire that number of shares of Stock (which number may include a fractional share) that equals the aggregate amount of his or her withholding account at the end of an Offering Period divided by the Purchase Price, but not more than one hundred (100) shares of Stock (or such other number as the Administrator may prescribe); provided, that:

(a) No Participant shall be granted an Option under the Plan who, immediately after the Option is granted would own (or pursuant to Code Section 424(d) would be deemed to own) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of LPL or of its Parent or Subsidiaries, if any; and

(b) No Participant shall be granted an Option under the Plan that would permit his or her rights to purchase shares of Stock under all employee stock purchase plans of LPL and its Parent and Subsidiaries, if any, to accrue at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of the Fair Market Value of such shares of Stock for each calendar year during which any such Option granted to such Participant is outstanding at any time, as determined in accordance with Code Section 423(b)(8).

The Administrator will reduce, on a substantially proportionate basis, the number of shares of Stock purchasable by each Participant upon exercise of his or her Option for an Offering Period in the event that the number of shares of Stock then available under the Plan is insufficient.

Section 7. Method of Payment

Participants must pay for shares of Stock purchased upon exercise of an Option through regular payroll deductions. Each payroll deduction authorization will request withholding at a specified dollar amount per payroll period, subject to such minimum and maximum amounts determined by the Administrator in a manner consistent with the requirements of Section 423(b)(5) of the Code relating to rights and privileges. Withholding will be accomplished by means of payroll deductions from payroll dates relating to payroll periods occurring in the Offering Period. A payroll deduction authorization will remain in effect for subsequent Offering Periods until it is changed or revoked in accordance with this Section 7 or Section 13, as the case may be. A Participant may change his or her withholding rate for subsequent Offering Periods by filing a new payroll deduction authorization with the Administrator during the Enrollment Period for the Offering Period for which the change is to be effective. A Participant may, at any time up to fifteen (15) days prior to the applicable Purchase Date, reduce his or her withholding rate for future payroll periods during an ongoing Offering Period by filing a new payroll deduction authorization with the Administrator; provided, such authorization will become effective for the next payroll period beginning after such request as soon as administratively possible after the deduction authorization is received.

All payroll deductions made pursuant to this Section 7 will be credited to a withholding account maintained in the Participant’s name on the books of the Company or maintained by the Administrator. Amounts credited to the withholding account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

Section 8. Exercise of Options

Subject to the limitations set forth below in this Section 8, each Employee who is a Participant in the Plan on the Purchase Date for an Offering Period shall be deemed to have exercised the Option granted to him or her during that Offering Period on the Purchase Date for such Offering Period. Upon such exercise, the Company (or the Administrator) will apply the balance of the Participant’s withholding account to the purchase of the number of shares of Stock determined under Section 6 and as soon as practicable thereafter will evidence the transfer of shares of Stock in book-entry.

Any amounts contributed by a Participant or withheld from the Participant’s compensation that are not used for the purchase of shares of Stock, whether because of such Participant’s withdrawal from participation in an Offering Period or for any other reason, shall be repaid without interest to the Participant or his or her designated beneficiary or legal representative, as applicable, within a reasonable time thereafter.

Notwithstanding any provision of the Plan to the contrary, no Option may be exercised after twenty-seven (27) months from its grant date.

Section 9. Dividend Reinvestment

Cash dividends paid with respect to Account Shares shall automatically be reinvested in additional shares of Stock. Cash dividends shall be invested by the plan’s custodian and record keeper as promptly as practicable on or following the payment date of the cash dividend. The number of shares of Stock (which number may include a fractional share) acquired in connection with each such dividend reinvestment shall equal the aggregate cash dividend paid with respect to all Account Shares held by the Participant on the dividend payment date divided by the Fair Market Value on the date of such reinvestment. For the avoidance of doubt, Shares of Stock acquired under this Section 9 shall not be (i) eligible for any specified discount such as that described in the definition of “Purchase Price” in Exhibit A below or (ii) subject to the restrictions on transfer set forth in Section 10.

Section 10. Restrictions on Transfer

By electing to participate in the Plan, each Participant agrees to be subject to the transfer restrictions set forth in this Section 10.

Shares of Stock purchased under the Plan will be subject to a restriction prohibiting the transfer of such shares of Stock, other than by will or by the laws of descent and distribution, for a period of six (6) months from the date on which such shares of Stock are purchased. Upon terminating employment with the Company, any holder of shares of Stock subject to this restriction will be released from this restriction.

In addition, all shares of Stock purchased under the Plan will be subject to a restriction prohibiting the transfer of such shares of Stock from the account where such shares of Stock are initially held until such shares are sold through the Plan’s custodian and record keeper. For the avoidance of doubt, this restriction will remain in effect following the termination of a Participant’s employment with the Company.

Section 11. Interest

No interest shall be payable on withholding accounts.

Section 12. Taxes

Payroll deductions shall be made on an after-tax basis. The Administrator shall have the right, as a condition to exercising an Option, to make such provision as it deems necessary to satisfy its obligations to withhold federal, state, local income or other taxes incurred by reason of the purchase or disposition of shares of Stock under the Plan. In the Administrator’s discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares of Stock to the Company, including shares of Stock purchased under the Plan, valued at Fair Market Value. The Administrator may, to the extent permitted by law, deduct any tax obligations from any payment of any kind due to the Participant.

Section 13. Cancellation and Withdrawal

A Participant who holds an Option under the Plan may, at any time up to fifteen (15) days prior to the applicable Purchase Date, cancel all (but not less than all) of his or her Option by written notice delivered to the Administrator. Upon such cancellation, the balance in the Participant’s withholding account shall be returned to the Participant without interest.

A Participant may terminate his or her payroll deduction authorization in accordance with Section 7. Any Participant who voluntarily terminates his or her payroll deduction authorization at any time up to fifteen (15) days prior to the applicable Purchase Date will be deemed to have canceled his or her Option; provided, that a Participant who reduces his or her withholding rate for future payroll periods to zero pursuant to Section 7, but does not elect to revoke his or her payroll deduction authorization, will not be deemed to have canceled his or her Option.

A Participant who makes a hardship withdrawal from a 401(k) Plan will be deemed to have terminated his or her payroll deduction authorization for subsequent payroll dates relating to the then current Offering Period as of the date of such hardship withdrawal. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in Offering Periods commencing after the date of his or her hardship withdrawal until the first Offering Period that begins at least six (6) months after the date of his or her hardship withdrawal.

Section 14. Termination of Employment; Death of Participant

Upon the termination of a Participant’s employment with the Company for any reason or the death of a Participant during an Offering Period prior to a Purchase Date, the Participant will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance of his or her withholding account will be returned to the Participant (or his or her estate or designated beneficiary in the event of the Participant’s death) without interest, and he or she will have no further rights under the Plan.

Section 15. Equal Rights; Participant’s Rights Not Transferable

All Participants granted Options under the Plan shall have the same rights and privileges. Any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section 15, as determined by the Company in its sole discretion, any Options held by him or her may be terminated by the Company and, upon return to the Participant of the balance of his or her withholding account without interest, all of the Participant’s rights under the Plan will terminate.

Section 16. Change in Capitalization; Merger

In the event of any change in the outstanding Stock by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares of Stock available under the Plan, the number and type of shares of Stock under any Options granted but not exercised, the maximum number and type of shares of Stock purchasable under an Option, and the Purchase Price will be appropriately adjusted;

provided, that no such adjustment shall be made unless the Company is satisfied that it will not constitute a modification of the rights granted under the Plan or otherwise disqualify the Plan as an employee stock purchase plan under the provisions of Code Section 423 and any regulations thereunder.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of LPL, or a merger or similar transaction in which LPL is not the surviving corporation or which results in the acquisition of LPL by another person, the Administrator may, in its discretion, (a) if LPL is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or a substitute Option granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (b) cancel each Option and return the balances in Participants’ withholding accounts to the Participants, and/or (c) pursuant to Section 18, end the Offering Period on or before the date of the proposed sale or merger.

Section 17. Administration of Plan

The Plan will be administered by the Administrator, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it will deem necessary or advisable.

The Administrator may specify the manner in which Employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Administrator may permit Employees to provide notices and payroll deduction authorizations electronically.

Section 18. Amendment and Termination of Plan

LPL reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by action of the Board; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Code Section 423 and the regulations thereunder will have no force or effect unless approved by the shareholders of LPL within twelve (12) months before or after its adoption.

The Plan may be suspended or terminated at any time by LPL, by action of the Board. In connection therewith, the Board may provide, in its sole discretion, either that outstanding Options will be exercisable either at the Purchase Date for the applicable Offering Period or on such earlier date as the Board may specify (in which case such earlier date will be treated as the Purchase Date for the applicable Offering Period), or that the balance of each Participant’s withholding account shall be returned to the Participant without interest.

Section 19. Approvals

Shareholder approval shall be obtained prior to twelve (12) months from the date of Board approval. In the event that this Plan shall not have been approved by the shareholders of LPL prior to July 30, 2013, all Options to purchase shares of Stock under this Plan shall be cancelled and become null and void.

Notwithstanding anything herein to the contrary, LPL’s obligation to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares of Stock, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Section 20. Participants’ Rights as Shareholders and Employees

A Participant shall have no rights or privileges as a shareholder of LPL and shall not receive any dividends in respect of any shares of Stock covered by an Option granted hereunder until such Option has been exercised, full payment has been made for such shares of Stock, and the shares of Stock have been issued.

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or as interfering with the right of the Company to discharge, promote, demote or otherwise re-assign any Employee from one position to another within the Company at any time.

Section 21. Governing Law

Subject to overriding federal law, the Plan shall be governed by and interpreted consistently with the laws of the State of Delaware.

Section 22. Effective Date and Term

This Plan will become effective on July 30, 2012, and no rights shall be granted hereunder after the earliest to occur of (a) the Plan’s termination by LPL, (b) the issuance of all shares of Stock available for issuance under the Plan or (c) the day before the ten year anniversary of the date the Board approves the Plan.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“401(k) Plan”: A savings plan qualifying under Code Section 401(k) that is sponsored by the Company for the benefit of its employees.

“Account Shares”: Shares of Stock (including fractional shares) acquired through the exercise of Options under the Plan or through the reinvestment of Participants’ cash dividends pursuant to Section 9 of the Plan, which are held in an account maintained by the Plan’s custodian and record keeper.

“Administrator”: The Compensation and Human Resources Committee of the Board and its delegates, except that the Committee may delegate its authority under the Plan to a sub-committee comprised of one or more of its members, members of the Board, or officers or employees of the Company. In each case references herein to the Administrator shall refer, as applicable, to such persons or groups so delegated to the extent of such delegation.

“Board”: The Board of Directors of LPL.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: LPL Financial Holdings Inc. and any of its Subsidiaries that have been designated by the Board to participate in the Plan.

“Effective Date”: The date set forth in Section 22 of the Plan.

“Eligible Employee”: Any Employee who meets the eligibility requirements set forth in Section 4 of the Plan.

“Employee”: Any person who is employed by the Company. For the avoidance of doubt, independent consultants and independent contractors are not “Employees.”

“Enrollment Deadline”: The last day of an Enrollment Period.

“Enrollment Period”: The period preceding each Offering Period, as specified by the Administrator, during which an Eligible Employee for such Offering Period may elect to participate in the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Fair Market Value”:

(a) If the Stock is readily traded on an established national exchange or trading system (including the Nasdaq Global Market), the closing price of the Stock as reported by the principal exchange on which such Stock is traded for; provided, that if such day is not a trading day, Fair Market Value will mean the reported closing price of the Stock for the next preceding day which is a trading day.

(b) If the Stock is not traded on an established national exchange or trading system, the average of the bid and ask prices for such Stock where the bid and ask prices are quoted.

(c) If the Stock cannot be valued pursuant to clauses (a) or (b), the value as determined in good faith by the Board in its sole discretion.

“Initial Offering Period”: The first Offering Period after the Effective Date, commencing on a date to be specified by the Administrator.

“LPL”: LPL Financial Holdings Inc.

“Option”: An option granted pursuant to the Plan entitling the holder to acquire shares of Stock upon payment of the Purchase Price.

“Offering Period”: An offering period established in accordance with Section 5.

“Parent”: As defined in Code Section 424(e).

“Participant”: An Eligible Employee who elects to enroll in the Plan.

“Plan”: The LPL Financial Holdings Inc. 2012 Employee Stock Purchase Plan as from time to time amended and in effect.

“Purchase Date”: The date designated by the Administrator with respect to a particular Offering Period on which a Participant shall be deemed to have exercised the Option granted to him or her for such Offering Period.

“Purchase Price”: The lower of (a) the Fair Market Value of a share of Stock on the date on which the Option was granted pursuant to Section 6 and (b) the Fair Market Value of a share of Stock on the date on which the Option is deemed exercised pursuant to Section 8, in each case multiplied by a specified discount. The initial specified discount shall be fifteen percent (15%) and may be changed from time to time by the Administrator, provided the specified discount may never be greater than fifteen percent (15%).

“Stock”: Common Stock of LPL, par value $0.001 per share.

“Subsidiary”: Any corporation that would be treated as a subsidiary of LPL under Section 424(f) of the Code.